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                                                                    EXHIBIT 99.1


            ENVIRONMENTAL TECTONICS CORPORATION ANNOUNCES EXERCISE OF
                    WARRANTS AND ADDITIONAL EQUITY INVESTMENT

Southampton, PA-February 16, 2005- Environmental Tectonics Corporation (AMEX-ETC) ("ETC" or the "Company") today announced that H. F. "Gerry" Lenfest had exercised all of his outstanding warrants in exchange for 1,003,048 shares of the Company's common stock. In connection with the exercise of the warrants, ETC received $3.9 million. Additionally, Mr. Lenfest agreed to purchase 373,831 additional shares of restricted common stock for an aggregate purchase price of $2.0 million.

Mr. Lenfest has been an investor and supporter of the Company since February 2003, when he participated in the Company's refinancing with PNC Bank.

William F. Mitchell, ETC's President and CEO, stated "I am very pleased that Mr. Lenfest has agreed to exercise his warrants and to make an additional investment in ETC. Obviously ETC's receipt of approximately $6 million will strengthen our cash position. More importantly, these actions indicate the faith and support that Mr. Lenfest continues to show in ETC's future. I commend Mr. Lenfest for his efforts and want to personally thank him for his continuing involvement as an active Board member."

         ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

         This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should', "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 27, 2004.

Contact: Duane D. Deaner, CFO   TEL: 215-355-9100(ext. 1203)   FAX: 215-357-4000
                 ETC - INTERNET HOME PAGE: http://www.etcusa.com
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